SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 28, 2005

DRESSER, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-60778	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
(Address of principal executive offices) (zip code)

(972) 361-9800
(Registrant's Telephone Number, Including Area Code)

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 28, 2005, the audit committee of Dresser, Inc. (the "Company") approved management's recommendation that the Company's financial statements as set forth in its 2003 Annual Report on Form 10-K be restated, as should its quarterly results during 2003 and 2004.

A portion of the restatement results from the Company's review of previously reported fourth quarter adjustments in 2003, which included a $10.0 million decrease to pre-tax income and a $2.4 million decrease to income tax expense. The adjustments were comprised primarily of non-cash charges, the majority of which related to excess and obsolete inventory write-offs and the initial recognition of certain foreign pension liabilities from prior years. While the review is not yet complete, the Company has concluded that portions of the fourth quarter 2003 adjustments will be restated to prior periods.

Additionally, the audit committee approved management's recommendation to restate certain previously issued financial statements to reflect a correction of an error related to the historical accounting for its LIFO inventories. The expected effect of the correction is a decrease in net inventories of approximately $7.0 million as of September 30, 2004. The aggregate expected effect on operations from January 1, 2001 through September 30, 2004 is a decrease to operating income of less than $2.0 million. The remainder affects operating income in periods prior to 2001.

The need for further revisions to prior periods may be discovered as the Company completes its 2004 financial statements.

The decision to restate prior financial statements was made by the audit committee, upon the recommendation of management and with the concurrence of the Company's independent auditors. The audit committee has discussed the matters related to this restatement disclosed in this Current Report on Form 8-K with the Company's independent auditors.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release dated March 29, 2005 announcing financial statements to be restated.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2005

Dresser, Inc.

/s/ PATRICK M. MURRAY
Patrick M. Murray
Chief Executive Officer and

Chairman of the Board

/s/ JAMES A. NATTIER
James A. Nattier
Executive Vice President and
Chief Financial Officer

/s/ THOMAS J. KANUK
Thomas J. Kanuk
Corporate Controller and
Chief Accounting Officer

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EXHIBIT INDEX

Exhibit No. Description

99.1 Press Release dated March 29, 2005 announcing financial statements to be restated.

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